UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 2 to
FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

EL PASO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	76-0568816 (I.R.S. Employer Identification No.)

1001 Louisiana Street Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common stock ($3.00 par value)	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

El Paso Corporation (the “Company”) hereby amends the description of its capital stock found in Item 1 of the Company’s Form 8-A/A, filed August 26, 2003 (the “Form 8-A/A”), to reflect the contents of its Second Amended and Restated Certificate of Incorporation (as so amended and restated, the “Charter”) and its by-laws, as amended (the “By-Laws”). The description found in Item 1 of the Form 8-A/A is amended to read in its entirety as follows:

Item 1.  Description of Registrant’s Securities to be Registered.

The following is a summary of the key terms and provisions of the Company’s capital stock. The descriptions set forth below of the Company’s capital stock constitute brief summaries of certain provisions of the Charter and By-Laws and are qualified in their entirety by reference to the relevant provisions of such documents, all of which are listed under Item 2 as exhibits to this Registration Statement and are incorporated herein by reference.

The authorized capital stock of the Company consists of common stock, par value $3.00 per share, and preferred stock, par value $0.01 per share.

Common Stock

The Company is authorized by its Charter to issue up to 1,500,000,000 shares of common stock. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of common stock do not have the right to cumulate votes in the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably dividends which are declared by the Company’s board of directors (the “Board”) out of funds legally available for such a purpose. In the event of the Company’s liquidation, dissolution, or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The common stock is not redeemable. All of the outstanding shares of common stock are fully paid and nonassessable upon issuance against full payment of the purchase price. As of March 1, 2006, there were 659,221,957 shares of common stock outstanding.

Preferred Stock

The Board, without any further action by the Company’s stockholders, is authorized to issue up to 50,000,000 shares of preferred stock, and to divide the preferred stock into one or more series. The Board will fix by resolution or resolutions any of the designations and the powers, preferences and rights, and the qualifications, limitations, or restrictions which are permitted by the General Corporation Law of the State of Delaware of the shares of each such series. The issuance of preferred stock may have the effect of delaying, deterring, or preventing a change in control of the Company. Preferred stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The designations, powers, preferences and rights, and the qualifications, limitations, or restrictions of the preferred stock will vary depending on the series, therefore reference to the certificate of designation relating to that particular series of preferred stock should be made for a complete description of terms. As of March 1, 2006, 900,000 shares of the Company’s authorized preferred stock had been designated as 4.99% Convertible Perpetual Preferred Stock, of which there were 750,000 shares issued and outstanding.

4.99% Convertible Perpetual Preferred Stock

The description of the Company’s 4.99% Convertible Perpetual Preferred Stock (liquidation preference $1,000 per share) (the “4.99% Preferred Stock”) is incorporated by reference from the Prospectus relating to the 4.99% Preferred Stock filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the rules and regulations under the Securities Act of 1933, as amended, on February 13, 2006 (the “Prospectus”). The Prospectus is deemed to be incorporated by reference into this registration statement. As of March 1, 2006, there were 750,000 shares of 4.99% Preferred Stock issued and outstanding.

Section 203 of the Delaware General Corporation Law

The Company is a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time of the transaction in which the person became an interested stockholder, unless (1) prior to such time, either the business combination or such transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (3) at or subsequent such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote at least 66⅔% of the outstanding voting stock that is not owned by the interested stockholder. A “business combination” includes merger, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or, within three years, did own, 15% or more of the corporation’s outstanding voting stock.

El Paso’s Charter and By-laws

The following provisions in the Company’s Charter or By-laws may make a takeover of the Company more difficult:

●	the Company’s Charter prohibits the taking of any action by written stockholder consent in lieu of a meeting;

●	the Company’s By-laws provide that special meetings of stockholders may be called only by a majority of the Board, the Chairman of the Board, the Chief Executive Officer or the President; and

●
the Company’s By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders.

Item 2. Exhibits

Exhibit Number	Description

3.A	Second Amended and Restated Certificate of Incorporation of El Paso (incorporated by reference to Exhibit 3.A of El Paso’s Current Report on Form 8-K filed May 31, 2005).
3.B	By-Laws of El Paso effective as of February 14, 2006 (incorporated by reference to Exhibit 3.B to El Paso’s Current Report on Form 8-K filed February 16, 2006).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

EL PASO CORPORATION

	By:	/s/ David L. Siddall
David L. Siddall
Vice President, Chief Governance Officer and Corporate Secretary

Dated: March 7, 2006

Exhibit Index

Exhibit Number	Description

3.A	Second Amended and Restated Certificate of Incorporation of El Paso (incorporated by reference to Exhibit 3.A of El Paso’s Current Report on Form 8-K filed May 31, 2005).
3.B	By-Laws of El Paso effective as of February 14, 2006 (incorporated by reference to Exhibit 3.B to El Paso’s Current Report on Form 8-K filed February 16, 2006).